Exhibit 4.13

SECOND SUPPLEMENTAL INDENTURE
dated as of February 26, 2020
among
MARRIOTT OWNERSHIP RESORTS, INC.
MVW SERVICES CORPORATION
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee
4.750% Senior Notes due 2028

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of February 26, 2020, among MARRIOTT OWNERSHIP RESORTS, INC., a Delaware corporation (the “Issuer”), MVW SERVICES CORPORATION, a Delaware corporation (the “Undersigned”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”).
RECITALS
WHEREAS, the Issuer, the Guarantors party thereto and the Trustee entered into an Indenture, dated as of October 1, 2019, as supplemented by a Supplemental Indenture, dated as of December 31, 2020, among the Issuer, MVW Vacations LLC and the Trustee (together, the “Indenture”), relating to the Issuer’s 4.750% Senior Notes due 2028 (the “Notes”);
WHEREAS, as a condition to the purchase of the Notes by the Holders, the Issuer agreed pursuant to the Indenture to cause any Restricted Subsidiary (with certain exceptions) that guarantees certain indebtedness of the Issuer or any Guarantor following the Issue Date to provide a Note Guarantee.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
Section 1.    Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2.    The Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.
Section 3.    This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 4.    This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.
Section 5.    This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read together.
Section 6.    The recitals and statements herein are deemed to be those of the Issuer and the Undersigned and not the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Guarantee provided by the Guarantor party to this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MARRIOTT OWNERSHIP RESORTS, INC., as Issuer
By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Vice President

MVW SERVICES CORPORATION, as Guarantor
By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President